As filed with the Securities and Exchange Commission on September 6, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________________
NOBILIS HEALTH CORP.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________________

British Columbia (State or Other Jurisdiction of Incorporation or organization)	98-1188172 (I.R.S. Employer Identification Number)
11700 Katy Freeway, Suite 300 Houston, Texas (Address of Principal Executive Offices)	77079 (Zip Code)

Nobilis Health 401(k) Plan (Full Title of the Plan)
Harry Fleming Chief Executive Officer 11700 Katy Freeway, Suite 300 Houston, Texas 77060 (Name and address of Agent for Service)
(713) 355-8614 (Telephone Number, Including Area Code, of Agent for Service)
Copies to:
David L. Ronn
Orrick, Herringtion & Sutcliffe, LLP
1301 McKinney St., Suite 4100
Houston, Texas 77010
(713) 658-6670
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Plan interests in the Nobilis Health 401 (K) Plan (as defined Herein)	An indeterminate amount of plan interests	N/A	N/A	N/A

(1)
Pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) plan (as herein defined).

(2)	Pursuant to Rule 457(h)(2), no registration fee is required for the registration of only plan interests.

INTRODUCTION

This Registration Statement on Form S-8 covers an indeterminate amount of plan interests offered and sold pursuant to the Nobilis Health 401(k) Plan (the “401(k) Plan”). All shares of common stock, no par value (“Common Stock”) of the Registrant shall be acquired by the 401(k) Plan solely through purchases in open market transactions and intra-plan transfers and not through issuance of Common Stock by the Registrant.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information called for in Part I of the Form S-8 will be sent or given to eligible participants in the 401(k) Plan pursuant to Rule 428(b)(1) of the Securities Act. Those documents are not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on March 14, 2017.

(b)	The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 2, 2017 and August 3, 2017.

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on August 4, 2017, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act.

(d)
The description of the Registrant’s Common Stock set forth in the Registration Statement on Form 8-A filed with the Commission on April 14, 2015, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the 401(k) Plan meeting the requirements of Section 10(a) of the Securities Act.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly indicated, a Current Report on Form 8-K furnished to the Commission pursuant to Item 2.02 or Item 7.01 and any other information not deemed “filed” with the Commission shall not be incorporated by reference into this Registration Statement.
Item 6. Indemnification of Directors and Officers.
The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•
indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•
after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.
For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company;

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

•	and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.
An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.
Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the court order indemnity section of the BCBCA; or

•	make any other order the court considers appropriate.
The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.
Articles of the Registrant
The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.
The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.
The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.
The Registrant maintains directors’ and officers’ liability insurance coverage through policies covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of US$75 million, with an additional Side A excess policy limit of US$20 million, subject to a corporate retention of US$1 million per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors, alternate directors and officers as required or permitted by law for losses, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. These policies also provide coverage directly to individual directors, alternate directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors, alternate directors and officers has customary exclusions, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage may not be covered by this insurance.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 8. Exhibits.
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement and are incorporated by reference herein.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 6, 2017.

NOBILIS HEALTH CORP.
(Registrant)

Dated: September 6, 2017	/s/ Harry Fleming
Harry Fleming
Chief Executive Officer

Power of Attorney
Each of the undersigned constitutes and appoints Harry Fleming and David Young, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NOBILIS HEALTH CORP.
(Registrant)

Dated: September 6, 2017	/s/ Harry Fleming
Harry Fleming
Chief Executive Officer
(Principal Executive Officer)

Dated: September 6, 2017	/s/ David Young
David Young
Chief Financial Officer
(Principal Financial Officer)

Dated: September 6, 2017	/s/ Marcos Rodriguez
Marcos Rodriguez
Chief Accounting Officer
(Principal Accounting Officer)

Dated: September 6, 2017	/s/ Donald Kramer, Dr.
Donald Kramer, Dr.
Chairman of the Board and Director

Dated: September 6, 2017	/s/ Steven Ozonian
Steven Ozonian
Director

Dated: September 6, 2017	/s/ Neil Badlani, Dr.
Neil Badlani, Dr.
Director

Dated: September 6, 2017	/s/ Mike Nichols
Mike Nichols
Director

Dated: September 6, 2017	/s/ Tom Foster
Tom Foster
Director

Exhibit Number	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10 filed with the Commission on August 26, 2014).
3.2	Notice of Articles (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed with the Commission on August 26, 2014).
3.3	Articles (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10 filed with the Commission on August 26, 2014).
4.1	Form 8-A (incorporated by reference to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 14, 2015).
23.1	Consent of Calvetti Ferguson P.C. (filed herewith)
23.2	Consent of Crowe Horwath LLP (filed herewith)
24.1	Powers of Attorney (included on signature page to this Registration Statement).